Exhibit 10.27

Trulite, Inc.
Three Riverway
Suite 1700
Houston, TX 77056-1948
713-888-0660

April 7, 2006

John Patton

Re: Employment Agreement with Trulite, Inc.

Dear John:

On behalf of Trulite, Inc., a Delaware corporation (the “Company”), I am pleased to extend this Employment Agreement to join the Company as its Senior Design Engineer and Team Leader reporting to the Vice President of Product Development. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. The effective date of your employment will be April 7, 2006 and the Employment Agreement will be in effect until April 30, 2007.

The terms of this offer of employment are as follows:

Compensation. The Company will pay you a salary of $2230.76 per pay period payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. This is equivalent to $58,000 per year.

Stock Option. Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 20,000 shares of the Company’s Common Stock at the fair market value on the date the Board approves the option grant. Vesting will be over a four year period: eighteen and a half percent (18.5%) of the shares subject to any option will become exercisable on the first anniversary of your employment with the Company; twenty two and a half percent (22.5%) of the shares subject to any option will become exercisable on the second anniversary of your employment with the Company; twenty six and a half percent (26.5%) of the shares subject to any option will become exercisable on the third anniversary of your employment with the Company; and, thirty two and a half percent (32.5%) of the shares subject to any option will become exercisable on the fourth anniversary of your employment of the Company. Options will be exercisable for no more than seven years from the date of your employment with the Company.

Benefits and PTO. You will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time. The company has 8 standard holidays that you are eligible for time off. The company will allow you to accrue 15 days of Paid time off for vacation, sick and personal time. You cannot carry more than 5 days over per year into the next calendar year.

Confidential Information, Inventions Assignment, and non-competition agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of Confidential Information, Inventions Assignment, and non-competition agreement.

General. This Employment Agreement and the stock option agreement (if approved by the Board) covering the grant described in paragraph 2, when signed by you, set forth the terms of your Employment Agreement with the Company and supersede any and all prior representations and agreements, whether written or oral. Any amendment of this Employment Agreement or any waiver of a right under this Employment Agreement must be in a writing signed by you and an officer of the Company. This Employment Agreement will be governed by Texas law.

Sincerely,

By:
John Sifonis
President, TRULITE, INC.

AGREED TO AND ACCEPTED:
“Employee”

/s/ John Patton
John Patton

Date: